Exhibit 10.18

May 14, 2012

K. Tucker Andersen

61 Above All Road

Warren, CT 06754

Dear Mr. Andersen,

In summary of our telephone conversation we had on, Thursday, May 10, 2012, this is the formal notification that you have agreed to extend the due date of the Promissory Note with Milestone Scientific Inc. originally dated December 24, 2008 for four hundred fifty thousand dollars ($450,000) until January 3, 2014. All other terms and conditions remain the same as included in the original agreement.

Please sign below acknowledging this change.

Thank you very much for your continued support of Milestone Scientific Inc.

Best regards,

/s/ Joseph D’Agostino
Joseph D’Agostino
Chief Financial Officer

/s/ K. Tucker Andersen
K. Tucker Andersen

May 14, 2012

Date